Exhibit 99.1

Macrovision Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050 (408) 562-8400 Main (408) 567-1800 Fax

FOR IMMEDIATE RELEASE

Macrovision Appoints Andrew K. Ludwick to

Board of Directors

SANTA CLARA, Calif.—July 31, 2006 — Macrovision® Corporation (NASDAQ: MVSN) today announced that Andrew K. Ludwick has been appointed to serve on its Board of Directors effective July 28, 2006.

Mr. Ludwick brings many years of leadership and entrepreneurial experience to the Board, previously serving as CEO of Bay Networks, a networking company, and as founder, President and Chief Executive Officer of SynOptics, also a networking company.

“Andy has an extensive background successfully growing and running large scalable organizations. His experience is a great fit for Macrovision as we continue to progress and grow our business,” said Fred Amoroso, CEO of Macrovision Corp. “We are pleased to welcome Andy to Macrovision’s Board of Directors.”

In addition to serving as a member of Macrovision’s Board of Directors, Mr. Ludwick serves on the boards of several private companies. He also serves on the Dean’s Council (Applied Engineering and Sciences) of Harvard College, and is a member of Harvard University’s COUR. He is also a director of the Santa Rita Foundation, a private non-profit charitable organization.

Mr. Ludwick joins Macrovision Board members John O. Ryan, Alfred J. Amoroso, Donna S. Birks, Steven G. Blank, William Stirlen and Robert J. Majteles.

About Macrovision

Macrovision provides distribution, commerce and consumption solutions for software, entertainment and information content to the home video, PC games, music, cable/satellite, consumer software, enterprise software and publication industries. Macrovision holds approximately 220 issued or pending United States patents and 1,200 issued or pending international patents, and continues to increase its patent portfolio with new and innovative technologies in related fields. Macrovision is headquartered in Santa Clara, California, U.S.A. with other offices across the United States and around the world. More information about Macrovision can be found at www.macrovision.com.

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For more information, contact:

Julie Davey

Macrovision Corporation

+1 (408) 562-8464